Thrive world wide, Inc.

 April 5, 2011

Ms Wendy Borow-Johnson

Dear Wendy:

This letter sets forth our agreement with respect to your employment with Thrive World Wide, a Nevada Corporation (the “Company”).

1.        Employment. You will be employed by the Company upon the terms and conditions set forth in this agreement for the period beginning on the date of this letter and ending as provided in Section 4 (the “Employment Period”).

2.         Position and Duties. During the Employment Period, you will serve as Chief Executive Officer of the Company and will have the usual and customary duties, responsibilities and authority of a person in such position and such other duties assigned to you by the Board of Managers of the Company (the “Board”) which are consistent with your position. You will report directly to the Chairman of the Board. You will devote your full working time, efforts and attention to, and diligently and conscientiously perform the duties of, such position; provided, however, that you will be permitted to take part in civic and charitable endeavors, non competitive speaking and consulting assignments and to manage your personal investments, so long as such activities do not interfere with your ability to perform your duties under this agreement. In addition to performing such duties for the Company, you may be required to perform similar duties for the Company’s Parent, if any should at some time come into existence (the “Parent”), and any subsidiaries or affiliates of the Parent and the Company which may be formed or acquired from time to time (provided, however, for the first 18 months of the Employment Period, you will not be required to perform duties for any such subsidiaries or affiliates unless you give your consent).

3.         Compensation.

(a)         During the Employment Period, your base salary will be $120,000 per annum (your “Base Salary”). Your Base Salary will be payable in regular instalments in accordance with the Company’s general payroll practices and subject to withholding and other payroll taxes. Your Base Salary may be reviewed annually (beginning with the twelve month anniversary of your employment with the Company) by the Board in its sole discretion; provided, however, that your Base Salary shall not be decreased by the Board.

(b)         In addition to your Base Salary, during the Employment Period you will be eligible to receive a bonus of up to 60% of your Base Salary, as in effect from time to time, per calendar year, pro rated for partial years, in accordance with and subject to the terms and conditions of a bonus plan to be established by the Board (your “Regular Bonus”). It is anticipated that such bonus plan will call for payment of your Regular Bonus if annual budgeted revenue and earnings targets are met.

(c)         You will also be entitled, conditioned upon your continued employment with the Company or one of its affiliates through and including the applicable date of payment, to receive a signing bonus (your “Performance Bonus”) of 2,000,000 shares of the Company’s common stock. (Upon signing this agreement the Board acknowledges that WBJ has been an advisor to the company since December 15, 2010 the company will award 2 million shares of common stock to Wendy Borow Johnson with the appropriate sales restrictions of that stock.

(d)         During the Employment Period, you will be entitled to participate in all employee benefit programs for which senior executive employees of the Company and/or Parent are generally eligible, subject to applicable plans and policies as may be amended from time to time, but, in all cases, similar to those programs, plans and policies applicable to you on the date hereof. During the Employment Period you will be entitled to three (3) weeks paid vacation during each calendar year, with such vacation time pro-rated for any partial years during the Employment Period; provided, however, that no carry-over of unused vacation time shall be permitted and no compensation shall be paid for any such unused vacation time, except as expressly provided in Section 5 below or as may be required by applicable law.

(e)         The Company agrees to reimburse you for all reasonable out-of-pocket business expenses incurred by you on behalf of the Company during the Employment Period, provided that you properly account to the Company for all such expenses in accordance with the policies of the Company and the Internal Revenue Service relating to reimbursement of business expenses (“Expenses”). These will include business expenses occurred day to day as well as any business related travel and entertainment expenses as pre-approved by the Board of the Company.

(f)         You will be granted stock options under the incentive equity plan (the “Plan”) that the Parent will establish within 90 days following the start of the Employment Period. Such stock options will represent 5% of the total capital stock of the Parent on a fully-diluted basis and will vest, be exercisable and be governed by the terms of the Plan and such other terms as are embodied in a separate written agreement between you and the Parent. It shall be a condition to your exercise of any such options that you join the Stockholders’ Agreement (as defined in Section 4(g) if you are not, at such time, already a party thereto.

(g)         During the Employment Period, the Company will maintain Directors and Officers Liability Insurance coverage that includes coverage of you, subject to the terms and conditions of such policy and with limits customary for similarly situated companies. If such policy is a “claims made” policy, then the Company will purchase a tail of reasonable length on that policy for you upon termination or expiration of your employment.

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4.         Termination. The Employment Period will end on the eighteen month (18th) anniversary of the date hereof (the “Expiration Date”), unless sooner terminated as provided below. The Employment Period will not automatically renew and can only be renewed by an agreement signed by you and the Company entitled “Extension of Employment Terms”. Notwithstanding the foregoing, the Employment Period will (i) will terminate upon your death, (ii) may be terminated by the Company upon Notice of Termination (as defined in herein below) delivered to you as a result of your Disability (as defined in Section 4(f) below), and (iii) may be terminated by the Company at any time for Cause (as defined in Section 4(e) (below) or without Cause. For clarity, a party’s refusal to renew this agreement for any period following the Expiration Date shall not be deemed to be a termination by such party but shall instead be considered a natural termination of this agreement by its terms. Additionally, you have the right to terminate this agreement at any time for Good Reason. “Good Reason” shall exist if (a) there is a breach by the Company of this agreement which breach is not cured within twelve (12) business days (five (5) business days in the event of a failure of timely payment) of delivery by you of a written notice of such default with reasonable detail and specifically alleging that such breach, if not cured, constitutes Good Reason under this agreement; provided, however, that in all cases you must notify the Company in writing of an event constituting Good Reason within 45 days of such event, otherwise you will be barred from claiming that such event constituted Good Reason.

(a)         If the Employment Period is terminated by the Company for Cause or by you other than for Good Reason, the Company will pay you (i) your Base Salary as in effect at the time of such termination to the extent such amount has accrued through the Termination Date and remains unpaid, (ii) any fully earned but unpaid Regular Bonus and any fully earned but unpaid Performance Bonus as of the Termination Date, (iii) an amount equal to any accrued and unpaid vacation time at your Base Salary as in effect at the time of such termination and (iv) any unpaid Expenses as of the Termination Date. Upon delivery of the payment described in this Section 4(b), the Company will have no further obligation to you under this agreement or otherwise with respect to your employment with the Company.

(b)         If the Employment Period is terminated upon your death or Disability, the Company will pay you or your estate or succession, whichever is applicable, (i) your Base Salary as in effect at the time of such termination to the extent such amount has accrued through the Termination Date and remains unpaid, (ii) any fully earned but unpaid Regular Bonus and any fully earned but unpaid Performance Bonus as of the Termination Date, (iii) an amount equal to any accrued and unpaid vacation time at your Base Salary as in effect at the time of such termination, (iv) any unpaid Expenses as of the Termination Date, (v) if the Employment Period terminates during the First Period, the amount of any Performance Bonus that you would have been entitled to receive with respect to the First Period had the Employment Period not terminated multiplied by the percentage of the First Period that you were actually employed by the Company and (vi) if the Employment Period terminates during the Second Period, the amount of any Performance Bonus that you would have been entitled to receive with respect to the Second Period had the Employment Period not terminated multiplied by the percentage of the Second Period that you were actually employed by the Company.

(c)         Except as otherwise required by law or as specifically provided herein, all of your rights to salary, severance, fringe benefits, bonuses and any other amounts hereunder (if any) accruing after the termination of the Employment Period will cease upon the earlier of the date of such termination and your last day of active service. In the event the Employment Period is terminated, your sole remedy, and the sole remedy of your successors, assigns, heirs, representatives and estate, will be to receive the payments described in this agreement.

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(d)         Any termination of the Employment Period by the Company (other than termination upon your death) must be communicated by written “Notice of Termination” to you. “Termination Date” means (i) if the Employment Period is terminated by your death, the date of your death, (ii) if the Employment Period is terminated upon your Disability or by the Company, the date specified in the Notice of Termination (which may not be earlier than the date of such Notice).

(e)         “Cause” means any one of the following: (i) a breach by you of this agreement, (ii) your conviction of, guilty plea to, or confession of guilt of, a felony, (iii) materially fraudulent, dishonest or illegal conduct by you in the performance of services for or on behalf of the Company or any of its affiliates, (iv) any conduct by you in material violation of Company policy, (v) any conduct by you detrimental to the reputation of the Company or any of its affiliates, (vi) your misappropriation of funds of the Company or any of its affiliates, (vii) your gross negligence or wilful misconduct or wilful failure to comply with written directions of the Board which directions are within the scope of your duties hereunder, (viii) your engaging in conduct involving an act of “moral turpitude” (i.e., an act or conduct that shocks the public conscious and which a reasonable person would consider inherently base, vile or depraved, taking into consideration the attendant circumstances; examples of activities that do and do not constitute moral turpitude are set forth on Exhibit A), (ix)  a breach of your duty of loyalty to the Company or its affiliates. In connection with subclauses (i), (iv) or (vii) above, it will be Cause only if such breach or action is capable of being cured but is not cured within twelve (12) business days after delivery by the Company to you of written notice of such breach or action with reasonable detail and specifically alleging that such breach, if not cured, constitutes Cause under this agreement. In all cases, the Company must notify you in writing of an event constituting Cause within 45 days after it first obtains knowledge of such event, otherwise the Company will be barred from claiming that such event constituted Cause

(f)         “Disability” means any accident, sickness, incapacity or other physical or mental disability which prevents you from performing substantially all of the duties you have been assigned by the Company or any of its subsidiaries for either (i) 90 consecutive days or (ii) 120 days during any period of 365 consecutive days, in each case as determined in good faith by a physician selected by the Board. During the time periods specified above, the Company will continue to provide you with the compensation stated in Section 3 above.

5.         Confidential Information.

(a)         You will not disclose or use at any time any Confidential Information (as defined below), whether or not such information is developed by you, except to the extent that such disclosure or use is required in the performance or exercise by you in good faith of (i) duties assigned to you by the Company, (ii) rights as an employee, officer, director or shareholder of the Company or any of its subsidiaries or affiliates or (iii) rights under any agreement with the Company or any of its subsidiaries or affiliates.

(b)         You will deliver to the Company at the termination of the Employment Period, or at any time the Company may request, all memoranda, notes, plans, designs, records, reports, computer files and software and other documents and data (and copies thereof) that are Confidential Information or Work Product (as defined below) or information relating to the business of the Company or its affiliates which you may then possess or have under your control.

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(c)         As used in this agreement, the term “Confidential Information” means information that is not generally known or available to the public and that is used, developed or obtained by the Company or its affiliates in connection with their businesses, including but not limited to (i) information, observations and data concerning the business or affairs of the Company or its affiliates, (ii) recipes, formulas, products or services, (iii) fees, costs and pricing structures, (iv) designs, (v) analyses, (vi) drawings, designs, photographs, artwork and reports, (vii) computer software, including operating systems, applications and program listings, (viii) flow charts, manuals and documentation, (ix) data bases, (x) accounting and business methods, (xi) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xii) names of customers and clients and customer or client lists, (xiii) other copyrightable works, (xiv) all production methods, processes, technology and trade secrets, and (xv) all similar and related information in whatever form.

(d)         Notwithstanding the provisions of this agreement to the contrary, you will have no liability to the Company for disclosure of Confidential Information if the Confidential Information:

(i)         is in the public domain or becomes publicly known in the industry in which the Company operates or is disclosed by the Company other than as the result of a breach of this agreement or any other agreement by you; or

(ii)         is required to be disclosed by law, court order, or similar compulsion or in connection with any legal proceeding; provided that such disclosure will be limited to the extent so required and, subject to the requirements of law, you will give the Company notice of your intent to so disclose such Confidential Information and will cooperate with the Company in seeking confidentiality protections.

6.         Inventions and Patents. You agree that all inventions, innovations, improvements, technical information, trade secrets, systems, software developments, ideas, results, methods, designs, artwork, analyses, drawings, reports, copyrights, service marks, trademarks, trade names, logos, recipes, formulas and all similar or related information (whether patentable or unpatentable) which relate to the Company’s or any of its affiliates’ businesses, research and development or existing products (or products under development) or services and which are conceived, developed or made by you (whether or not during usual business hours and whether or not alone or in conjunction with any other person) during your employment with the Company, together with all intellectual property rights therein, including, but not limited to, any patent applications, letters patent, trademark, trade name and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing (collectively referred to herein as “Work Product”), is the exclusive property of the Company and/or its affiliates. For the avoidance of doubt and without limiting the foregoing, (a) the Company or an of its affiliates shall be the sole owner of all right, title and interest in such Work Product, including all intellectual property rights relating to such Work Product, without you retaining any license or other residual right whatsoever, and (b) any rights to any new or an existing Work Product are automatically conveyed, assigned and transferred to the Company pursuant to this agreement. You hereby waive and renounce to all moral rights related, directly or indirectly, to any such existing or new Work Product. You will take reasonable steps to promptly disclose such Work Product to the Board and perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm such ownership (including the execution and delivery of assignments, consents, powers of attorney and other instruments) and to provide reasonable assistance to the Company and its affiliates in connection with the prosecution of any applications for patents, trademarks, trade names, service marks or reissues thereof or in the prosecution or defense of interferences relating to any Work Product.

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7.         Non-Compete; Non-Solicitation.

(a)         You acknowledge that, in the course of your employment with the Company, you will become familiar with the Company’s and its affiliates’ trade secrets and with other Confidential Information concerning the Company and its affiliates and that your services will be of special, unique and extraordinary value to the Company and its affiliates. Therefore, you agree that during the Non-Compete Period (as defined in Section 7(b)), you will not (A) anywhere the Company or any of its affiliates conducts business or (B) anywhere the Company or any of its affiliates has spent time and resources in connection with expanding its business, directly or indirectly, either on your own behalf or on behalf of any other person, firm or entity:

(i)         own, manage, operate, consult with, provide financing to, or join, control or participate in the ownership, management, operation or control of, or the provision of financing to, any business wherever located (whether in corporate, proprietorship or partnership form or otherwise), if such business is competitive with the business of the Company; or

(ii)         say anything which is harmful to the reputation of the Company or any of its affiliates or which could be reasonably expected to lead any person to cease to deal with the Company or any of its affiliates on substantially equivalent terms to those previously offered or at all. The Company, on behalf of itself and its affiliates, agrees that during the same period they and their owners, officers and employees will not say anything which is harmful to your reputation or which could be reasonably expected to lead any person to cease to deal with you or engage you in any consulting or employment position.

(b)         For purposes of this agreement, “Non-Compete Period” means (i) during the Employment Period, and (ii) for a period of one (1) year after the termination of the Employment Period (except that with respect to subsection (a) (i) above, it will mean during the Employment Period and for a period of one (1) year thereafter. Nothing in Section 7(a) will prohibit you from being a passive owner of not more than 5% of the outstanding stock of a publicly-traded corporation, so long as you have no active participation in the business of such corporation.

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(c)         During the Non-Compete Period, you will not:

(i)         induce or attempt to induce any customer, supplier or other business relation of the Company or any of its affiliates to cease doing business with the Company or any of its affiliates, or in any way interfere with the relationship between any such customer, supplier or business relation, on the one hand, and the Company or any of its affiliates, on the other hand; or

(ii)         engage, employ, solicit or contact with a view to the engagement or employment of, any employee, officer or manager of, or full-time consultant to, the CompanThe y or any of its affiliates or any person who has been an employee, officer or manager of, or consultant to, the Company or any of its affiliates at any time during the two-year period ending on the date of such determination. Notwithstanding the foregoing, nothing herein shall prohibit you from working with former employees of the Company if such employees were subject to written employment agreements which have expired and have not been renewed and the Company has not offered to renew such agreements on substantially equivalent terms, so long as you do not otherwise violate (a)(i) above and so long as such activities do not otherwise disrupt the Company’s business. The company acknowledges that Wendy Borow Johnson has pre-existing relationships with several of the outside consultants, the production teams and affiliates and may in the future continue those business relationships as long as the opportunity is not for any competing companies to the company its parent and its related businesses.

8.         Enforcement.

(a)         Because the employment relationship between you and the Company is unique and because you have access to Confidential Information and Work Product, you agree that money damages would be an inadequate remedy for any breach of Section 5, 6, or 7 of this agreement. Therefore, in the event of a breach or threatened breach of Section 5, 6, or 7 of this agreement, the Company may, in addition to its other rights and remedies, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, such provisions (without posting a bond or other security).

(b)         Sections 5, 6, and 7 of this agreement will expressly survive termination of this agreement.

9.         Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim or other communication hereunder will be deemed duly given (i) upon delivery, if delivered personally to the recipient or (ii) upon the first business day after the date sent, if sent priority next-day delivery to the intended recipient by reputable express courier service (charges prepaid) and addressed to the intended recipient as set forth below:

If to the Company, to:

Thrive World Wide Inc

647 Main St STE 500

Lake Geneva, WI 53147

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and with a copy to:

Law Offices of Michael Corrigan

11995 El Camino Real Suite 301

San Diego, CA 92130

If to you, to the address shown on the first page, and with a copy to:

Any party hereto may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means, but no such notice, request, demand, claim or other communication will be deemed to have been duly given unless and until it actually is received by the intended recipient. Any party hereto may change the address (or add new parties and their addresses) to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other parties hereto notice in the manner set forth in this Section 9.

10.       Representations and Warranties. You hereby represent and warrant to the Company that (a) the execution, delivery and performance of this agreement by you does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which you are a party or any judgment, order or decree to which you are subject, (b) you are not a party to or bound by any employment agreement, consulting agreement, non-compete agreement, confidentiality agreement or similar agreement with any other person or entity that is inconsistent with the provisions of this agreement, (c) upon the execution and delivery of this agreement by the Company and you, this agreement will be a valid and binding obligation of you and (d) you are in good health and are not suffering from, and have never suffered from, any serious illness, disease or other physical or mental condition that has prevented or materially interfered with, or might reasonably be expected in the future to prevent or materially interfere with, your ability to perform those services described in this agreement. The Company hereby represents and warrants to you that (i) the execution, delivery and performance of this agreement by the Company does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which it is a party or any judgment, order or decree to which it is subject and (ii) upon the execution and delivery of this agreement by the Company and you, this agreement will be a valid and binding obligation of the Company.

11.       General Provisions.

(a)         Severability. It is the desire and intent of the parties hereto that the provisions of this agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this agreement will be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, will be ineffective, without invalidating the remaining provisions of this agreement or affecting the validity or enforceability of this agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it will, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

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(b)         Complete Agreement. This agreement and any schedules or exhibits expressly constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes and pre-empts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way, other than the Stockholders’ Agreement.

(c)         Successors and Assigns. Except as otherwise provided herein, this agreement will be binding upon and inure to the benefit of you and the Company and our respective successors, permitted assigns, personal representatives, heirs and estates, as the case may be; provided, however, that your rights and obligations under this agreement will not be assigned without the prior written consent of the Company.

(d)         Governing Law. This agreement will be governed by and construed in accordance with the domestic laws of Delaware, without giving effect to the choice of law provisions thereof. The parties agree that the exclusive venue for all disputes under this agreement shall be the courts sitting in Delaware.

(e)         Amendment and Waiver. The provisions of this agreement may be amended and waived only with the prior written consent of the Company (with the approval of the Board) and you, and no course of conduct or failure or delay in enforcing the provisions of this agreement will affect the validity, binding effect or enforceability of this agreement or any provision hereof.

(f)         Headings. The section headings contained in this agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this agreement.

(g)         Counterparts. This agreement may be executed in counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.

(h)         409A Provision. For purposes of this agreement the term “termination of employment” and similar terms relating to your termination of employment mean a “separation from service” as that term is defined under Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations issued thereunder (“Section 409A”). The Company and you intend that this agreement comply in form and operation with the requirements of Section 409A. To the extent permitted by applicable Department of Treasury/Internal Revenue Service guidance, or law or regulation, the Company and you will take reasonable actions to reform this agreement or any actions taken pursuant to their operation of this agreement in order to comply with Section 409A.

[signature page follows]

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If this letter correctly expresses our mutual understanding, please sign and date a copy of this letter and return it to us.

Very truly yours,

Thrive World Wide, Inc

	By:	/s/ Andrew Schenker
/s/ Andrew Schenker, CEO

The terms of this letter
are accepted and agreed to
on April 5, 2011 by:

/s/ Wendy Borow Johnson
Wendy Borow Johnson

IN ORDER TO INDUCE WENDY BOROW JOHNSON TO ENTER INTO THIS EMPLOYMENT AGREEMENT, THE UNDERSIGNED (PARENT OF THE COMPANY), HEREBY IRREVOCABLY AND UNCONDITIONALLY GUARANTEES THE DUE AND PUNCTUAL PAYMENT TO WENDY BOROW JOHNSON OF ALL PAYMENTS DUE TO HER, AND THE PERFORMANCE OF ALL OF THE COMPANY'S OBLIGATIONS, UNDER THIS EMPLOYMENT AGREEMENT. THIS IS A GUARANTEE OF PAYMENT AND NOT OF COLLECTION.

Thrive World Wide

Signature Page to Letter Agreement (W. Borow Johnson)

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EXHIBIT A

MORAL TURPITUDE EXAMPLES

The following are examples of activities that constitute moral turpitude:

•    Bookmaking (running a gambling operation)

•    Manslaughter by culpable negligence

•    Aggravated battery

•    Aggravated sexual abuse

•    Embezzlement

The following are examples of activities that do not constitute moral turpitude:

•    Issuing a worthless check without the intent to defraud

•    Possession of a controlled substance

•    Misdemeanor battery

•    Criminal mischief

•    Possession of lottery tickets

•    Setting off a smoke bomb as part of a political protest

•    Driving while intoxicated (a.k.a. driving under the influence or drunk driving)

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